Exhibit 10.28

RESTRICTED STOCK AGREEMENT

UNDER THE SAILPOINT TECHNOLOGIES HOLDINGS, INC.

2015 STOCK OPTION AND GRANT PLAN

Name of Grantee:	_________________ (the “Grantee”)

No. of Shares:	_________ Shares of Common Stock

Grant Date:	____________ __, ____ (the “Grant Date”)

Per Share Purchase Price:	$________ (the “Per Share Purchase Price”)

Pursuant to the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (the “Plan”), SailPoint Technologies Holdings, Inc., a Delaware corporation (together with its successors, the “Company”), hereby grants, sells and issues to the individual named above, who is an officer, employee, director, consultant or other key person of the Company or any of the Subsidiaries, the Shares (as defined below) at the Per Share Purchase Price, which represents the fair market value per share on the Grant Date, subject to the terms and conditions set forth herein and in the Plan. The Grantee agrees to the provisions set forth herein and acknowledges that each such provision is a material condition of the Company’s agreement to issue and sell the Shares to him or her. The Company hereby acknowledges receipt of $[            ] in full payment for the Shares. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations, mergers, reorganizations and similar changes affecting the capital stock of the Company, and any shares of capital stock of the Company received on or in respect of Shares in connection with any such event (including any shares of capital stock or any right, option or warrant to receive the same or any security convertible into or exchangeable for any such shares or received upon conversion of any such shares) shall be subject to this Agreement on the same basis and extent at the relevant time as the Shares in respect of which they were issued, and shall be deemed Shares as if and to the same extent they were issued at the date hereof.

1. Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

“Bankruptcy” shall mean (i) the filing of a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Grantee or any Permitted Transferee, as the case may be, or (ii) the Grantee or any Permitted Transferee being subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the Grantee’s or the Permitted Transferee’s assets, which involuntary petition or assignment or attachment is not discharged within 60 days after its date, and (iii) the Grantee or any Permitted Transferee, as the case may be, being subject to a transfer of Shares by operation of law (including by divorce, even if not insolvent), except by reason of death.

“Cause” means a vote of the Board of Directors of the Company (the “Board”) resolving that Grantee should be dismissed as a result of (i) Grantee’s conviction of a felony; (ii) Grantee engaging in any other act of fraud, intentional misrepresentation, moral turpitude, misappropriation or embezzlement, illegality or unlawful harassment which, as determined by the Board in good faith and in light of all available facts, would: (A) materially adversely affect the business or the reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom the Company does or might do business; or (B) expose the Company to a risk of material civil or criminal legal damages, liabilities or penalties; (iii) the repeated willful failure by Grantee to follow the reasonable directives of the Board in connection with the business affairs of the Company; or (iv) any material breach by Grantee of this Agreement or material violation of the Company’s policies; or (v) willful and deliberate non-performance of duty by Grantee in connection with the business affairs of the Company, provided, however, in the event of termination based on (iii), (iv) or (v), Grantee will have a period of thirty (30) days after written notice to Grantee from the Company to cure the circumstance, if curable. In the event that the Grantee is a party to an employment agreement with the Company or any Subsidiary that contains a different definition of “cause,” the definition set forth in such other agreement shall be applicable to the Grantee for purposes of this Agreement and not this definition.

“EBITDA” shall mean the earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries, as determined by the Board in good faith.

“Permitted Transferees” shall have the meaning assigned to such term in the Stockholders Agreement.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Restricted Shares” shall initially mean all of the Time-Vested Shares and the Performance-Vested Shares being purchased by the Grantee on the date hereof. Subject to any acceleration of vesting, as provided for in Section 3(d), below, on each of the dates listed below, the respective number of Shares indicated below shall become Vested Shares if Grantee remains an employee on each such date.

(i) (A) twenty-five percent (25%) the Time-Vested Shares will become vested on [            ] and (B) the remaining Time-Vested Shares will become vested in equal installments on a monthly basis over the 36-month period following [            ].

(ii) The Performance-Vested Shares will become vested in accordance with the following schedule effective upon the good faith confirmation by at least a majority of the members of the Board that EBITDA for such fiscal year equals or exceeds the target EBITDA for such fiscal year (as set forth in the schedule below, the “Target EBITDA”); provided that Grantee is and has been continuously employed by the Company or its Subsidiaries through the end of such fiscal year. Upon confirmation by the Board that EBITDA for any given fiscal year does not equal or exceed the applicable

Target EBITDA, then all Performance-Vested Shares for such fiscal year that would have otherwise vested had EBITDA equaled or exceeded the applicable Target EBITDA, shall not be vested (the “Unvested Restricted Stock”); provided that, if EBITDA for the following fiscal year does equal or exceed the applicable Target EBITDA of such following fiscal year, then such Unvested Restricted Stock for such prior fiscal year shall vest upon confirmation that the Target EBITDA of such following fiscal year was equaled or exceeded; provided further that, if EBITDA for the following year also does not equal or exceed the applicable Target EBITDA for such following fiscal year, then the Unvested Restricted Stock of the prior fiscal year shall be subject to repurchase by the Company at any time at Grantee’s original cost.

Fiscal Year Ended	Target EBITDA			Incremental Percentage of Performance-Vested Shares that Vest if Actual EBITDA meets or exceeds Target EBITDA
December 31, 2015	$	[	•]	25%
December 31, 2016	$	[	•]	25%
December 31, 2017	$	[	•]	25%
December 31, 2018	$	[	•]	25%

The Target EBITDA set forth above may be subsequently amended by resolution or written consent of the Board acting in its reasonable discretion (and using financial models and assumptions consistent in all material respects with the financial models and assumptions used to develop the Target EBITDA specified above) to reflect any fundamental changes in the Company’s business, including as a result of any material acquisition or divestiture.

“Shares” shall mean the number of shares of Common Stock being purchased by the Grantee on the date hereof, of which (i) [            ] shares of such Common Stock are referred to herein as “Time-Vested Shares” and (ii) [            ] shares of such Common Stock are referred to herein as “Performance-Vested Shares” and any additional shares of Common Stock or other securities received in respect of the Shares, as a dividend on, or otherwise on account of, the Shares.

“Subsidiary” shall mean any corporation or other entity (other than the Company) in which the Company has at least a fifty percent (50%) interest, either directly or indirectly.

“Termination Event” shall mean (i) the termination of the Grantee’s employment with the Company and any Subsidiary for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, disability, retirement or discharge or resignation for any reason, whether voluntary or involuntary, and (ii) upon the occurrence of a Sale Event (as defined in the Plan) where the Grantee’s Restricted Shares are not assumed or continued. For purposes hereof, the Committee’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and the Grantee’s representatives or legatees. Upon a Termination Event, the Grantee shall cease to vest in any Restricted Shares.

“Vested Shares” shall mean all Shares which are not Restricted Shares.

2. Purchase and Sale of Shares; Investment Representations.

(a) Purchase and Sale. On the date hereof, the Company hereby sells to the Grantee, and the Grantee hereby purchases from the Company, the number of Shares set forth above for the Per Share Purchase Price.

(b) Investment Representations. In connection with the purchase and sale of the Shares contemplated by Section 2(a) above, the Grantee hereby represents and warrants to the Company as follows:

(i) The Grantee is purchasing the Shares for the Grantee’s own account for investment only, and not for resale or with a view to the distribution thereof.

(ii) The Grantee has had such an opportunity as he or she has deemed adequate to obtain from the Company such information as is necessary to permit him or her to evaluate the merits and risks of the Grantee’s investment in the Company and has consulted with the Grantee’s own advisers with respect to the Grantee’s investment in the Company.

(iii) The Grantee has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

(iv) The Grantee can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

(v) The Grantee understands that the Shares are not registered under the Act (it being understood that the Shares are being issued and sold in reliance on the exemption provided in Rule 701 thereunder) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Act and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirements thereof). The Grantee further acknowledges that certificates representing the Shares will bear restrictive legends reflecting the foregoing.

3. Repurchase Right.

(a) Right of Repurchase. The Company or its assigns shall have the right (the “Repurchase Right”) upon the occurrence of any of the events specified in Section 3(b) below (the “Repurchase Event”) to repurchase from the Grantee (or any Permitted Transferee) some or all (as determined by the Company) of the Shares held by the Grantee (or any Permitted Transferee) at the price per share specified below (the “Repurchase Price”). The Repurchase Right may be exercised by the Company within the later of (i) six months following the date of such Repurchase Event or (ii) seven months after the Shares became vested (the “Repurchase Period”). The Repurchase Right shall be exercised by the Company by giving the Grantee or any Permitted Transferee written notice (the “Repurchase Notice”) on or before the last day of the Repurchase Period of its intention to exercise the Repurchase Right, and, together with the Repurchase Notice, tendering to the Grantee or any Permitted Transferee an amount equal to the

Repurchase Price for the Shares being repurchased. The Company may assign the Repurchase Right to one or more Persons. Upon such notification, the Grantee and any Permitted Transferees shall promptly surrender to the Company any certificates representing the Shares being repurchased, together with a duly executed stock power for the transfer of such Shares to the Company or the Company’s assignee or assignees. Upon the Company’s or its assignee’s receipt of the certificates from the Grantee or any Permitted Transferees (or at such later date as is determined necessary by the Committee to avoid any breach by the Company of any agreement to which it is a party), the Company or its assignee or assignees shall deliver to him, her or them a check for the Repurchase Price of the Shares being purchased; provided, however, that the Company may pay the Repurchase Price for such shares by offsetting and canceling any indebtedness then owed by the Grantee to the Company. The Repurchase Right with respect to Vested Shares shall terminate in accordance with Section 10(b). The Repurchase Right with respect to Restricted Shares shall survive and remain in effect following and notwithstanding any public offering by or merger or other transaction involving the Company and certificates representing such Restricted Shares shall bear legends to such effect.

(b) Company’s Right to Exercise Repurchase Right. The Company shall have the Repurchase Right in the event that any of the following Repurchase Events shall occur:

(i) Termination Event; or

(ii) Grantee’s or Permitted Transferee’s Bankruptcy.

(c) Repurchase Price. The Repurchase Price for any Issued Shares being repurchased hereunder shall be, subject to adjustment as provided in the Plan (i) in the case of Shares which are Vested Shares as of the date of the Repurchase Event giving rise to the repurchase, (x) in the case of a repurchase following a termination of the Grantee’s employment with the Company or any Subsidiary for Cause, the lesser of the Per Share Purchase Price and the fair market value of such Vested Shares as of such date or (y) in the case of any other Repurchase Event, the fair market value of such Vested Shares as of such date as determined by the Board, and (ii) in the case of Restricted Shares, the Per Share Purchase Price.

(d) Acceleration of Vesting Upon a Sale Event. Upon the occurrence of any Sale Event (as defined in the Plan), the Restricted Shares shall be treated as provided in Section 3(c) of the Plan. [INSERT ANY APPLICABLE ACCELERATION HERE.]

(e) TB’s Repurchase Right. If the Company does not elect to repurchase all of the Shares pursuant to the Repurchase Right, TB shall be entitled to exercise the Repurchase Right for the Shares that the Company has elected not to purchase (the “Available Shares”). As soon as practicable, but in any event within 90 days after a Repurchase Event, the Company shall give written notice (the “Restricted Stock Notice”) to TB setting forth the number of Available Shares and the Repurchase Price for the Available Shares, determined in accordance with Section 3(i) above. TB may elect to purchase any or all of the Available Shares by giving written notice to the Company within 30 days after the Restricted Stock Notice has been given by the Company. As soon as practicable, and in any event within ten days after the expiration of the 30-day period set forth above, the Company shall notify the Grantee of the number of shares of Stock being repurchased from such Grantee by TB (the “Supplemental Repurchase Notice”).

At the time the Company delivers the Supplemental Repurchase Notice to the grantee, the Company shall also deliver written notice to TB setting forth the number of shares TB is entitled to repurchase, the aggregate Repurchase Price and the time and place of the closing of the transaction.

(f) The closing of the purchase of the Shares pursuant to the Repurchase Right shall take place on the date designated by the Company in the Repurchase Notice or, if later, the Supplemental Repurchase Notice, which date shall be not more than 30 days but not less than five days after the delivery of the later of such notices. The Company will pay for the Shares to be purchased by it pursuant to the Repurchase Right by first offsetting amounts outstanding under any bona fide debts for money borrowed from the Company or for travel and expense advances owed by the Grantee to the Company (or one or more of the Grantee’s Permitted Transferees, other than the Company or TB); upon full repayment of such bona fide debts, the Company will make payment by (i) a check or wire transfer of funds in the aggregate amount of the remaining purchase price for such Shares or (ii) in the event that the Board determines that a cash payment would breach, violate or constitute a default under any statute, regulation, contract or agreement to which the Company is a party or is subject or would otherwise be materially injurious to the Company, then by delivery of a subordinated note in the aggregate amount of the remaining purchase price for such Shares payable in equal annual installments on the first, second and third anniversaries of the closing of the purchase of the Shares and accruing interest at the applicable federal rate (which shall be payable upon payment of the principal amount of such note, which note shall be prepayable in full or in part at any time without penalty or premium). TB will pay for the Shares to be purchased by it pursuant to the Repurchase Right by delivery of a check or wire transfer of funds in the aggregate amount of the purchase price for such shares. The Company and TB will be entitled to receive customary representations and warranties from the sellers regarding such sale and to require all sellers signatures be guaranteed.

(g) The repurchase of the Shares by the Company shall be subject to the applicable restrictions contained in the Delaware General Corporation Law and in the Company’s and its Subsidiaries debt and equity financing agreements. If any such restrictions prohibit the purchase of the Shares which the Company is otherwise entitled to make, the Company may, notwithstanding anything in this Agreement to the contrary, delay any such purchases until such time as it is permitted to do so under the restrictions.

4. Restrictions on Transfer of Shares.

(a) Stockholders Agreement. The Shares shall be subject to the transfer and other restrictions contained in the Stockholders Agreement, which the Grantee will be required to sign in connection with this Agreement.

(b) Opinion of Counsel. No holder of Shares may sell, transfer or dispose of such Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company, if requested by the Company in its sole discretion, an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.

5. Reserved.

6. Legend. Any certificate(s) representing the Shares shall carry substantially the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including repurchase and restrictions against transfers) contained in a certain Restricted Stock Agreement dated             , 201_ between the Company and the holder of this certificate (a copy of which is available at the offices of the Company for examination).

The shares represented by this certificate have not been registered under the Securities Act of 1933 or the securities laws of any state. The shares may not be sold or transferred in the absence of such registration or an exemption from registration.

7. Escrow Arrangement.

(a) Escrow. In order to carry out the provisions of Sections 3, 4 and 5 of this Agreement more effectively, the Company shall hold the Shares in escrow together with separate stock powers executed by the Grantee in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Shares, execute a like stock power as to such Shares. The Company shall not dispose of the Shares except as otherwise provided in this Agreement. In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Grantee and any Permitted Transferee, as the Grantee’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Shares being purchased and to transfer such Shares in accordance with the terms hereof. At such time as any Shares are no longer subject to the Company’s Repurchase Right and the transfer restrictions, the Company shall, at the written request of the Grantee, deliver to the Grantee (or the relevant Permitted Transferee) a certificate representing such Shares with the balance of the Shares (if any) to be held in escrow pursuant to this Section 7.

(b) Remedy. Without limitation of any other provision of this Agreement or other rights, in the event that the Grantee, any Permitted Transferees or any other person or entity is required to sell the Grantee’s Shares pursuant to the provisions of Section 3, 4 and 5 of this Agreement and in the further event that he or she refuses or for any reason fails to deliver to the designated purchaser of such Shares the certificate or certificates evidencing such Shares together with a related stock power, such designated purchaser may deposit the applicable purchase price for such Shares with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for the Grantee, any Permitted Transferees or other person or entity, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by the Grantee as provided above. Upon any such deposit and/or offset by the designated purchaser of such amount and upon notice to the person or entity who was required to sell the Shares to be sold pursuant to the provisions of

Section 3, 4 and 5, such Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, the holder thereof shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

8. Withholding Taxes. The Grantee acknowledges and agrees that the Company or any of its Subsidiaries have the right to deduct from payments of any kind otherwise due to the Grantee, or from the Shares held pursuant to Section 7 hereof, the minimum federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of the Shares by the Grantee. In furtherance of the foregoing the Grantee agrees to elect, in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to recognize ordinary income in the year of acquisition of the Shares, and to pay to the Company all withholding taxes shown as due on his or her Section 83(b) election form, or otherwise ultimately determined to be due with respect to such election, based on the excess, if any, of the fair market value of such Shares as of the date of the purchase of such Shares by the Grantee over the purchase price for such Shares. The Grantee represents that he has received tax advice from his own personal tax advisor on the consequences of the purchase of the Shares. The Grantee understands the tax consequences of filing (or not filing) a Section 83(b) election and agrees that any filing of a Section 83(b) election is solely the Grantee’s responsibility.

9. Assignment. At the discretion of the Board, the Company shall have the right to assign the right to exercise its rights with respect to the Repurchase to any Person or Persons, in whole or in part in any particular instance, upon the same terms and conditions applicable to the exercise thereof by the Company, and such assignee or assignees of the Company shall then take and hold any Shares so acquired subject to such terms as may be specified by the Company in connection with any such assignment.

10. Miscellaneous Provisions.

(a) Lockup provision. The Grantee and each Permitted Transferee agrees, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any securities of the Company (including, without limitation pursuant to Rule 144 under the Act) held by him or her for (a) 180 days following the effective date of the relevant registration statement filed under the Act in connection with the Company’s Initial Public Offering, or (b) 90 days following the effective date of the relevant registration statement in connection with any other public offering of Common Stock, as the Company and such underwriter shall specify reasonably and in good faith. Notwithstanding the foregoing, if: (x) during the last 17 days of the foregoing 180-day period or 90-day period, as applicable, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the 180-day period or 90-day period, as applicable, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the period, then the restrictions described above shall continue to apply until the expiration of any 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The Grantee agrees, if requested by the underwriter engaged by the Company, to execute a separate letter reflecting the agreement set forth in this Section 10(a).

(b) Termination. The Repurchase Right with respect to Vested Shares under Section 3(a) shall terminate upon the closing of the Company’s Initial Public Offering or upon consummation of any Sale Event, in either case as a result of which shares of the Company (or successor entity) of the same class as the Shares are registered under Section 12 of the Securities Exchange Act of 1934 and publicly traded on NASDAQ/NMS or any national security exchange; provided, however, that all other provisions shall remain in effect following the same until all of the Shares have become Vested Shares.

(c) Record Owner; Dividends. The Grantee and any Permitted Transferees, during the duration of this Agreement, shall be considered the record owners of and shall be entitled to vote the Shares if and to the extent the Shares are entitled to voting rights. The Grantee and any Permitted Transferees shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution.

(d) Equitable Relief. The parties hereto agree and declare that legal remedies are inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(e) Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Grantee.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope hereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas.

(g) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(h) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(i) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Grantee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other. Notices to any holder of the Shares other than the Grantee shall be addressed to the address furnished by such holder to the Company.

(j) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, and legal representatives. Without limitation of the foregoing, upon any stock-for-stock merger in which the Company is not the surviving entity, shares of the Company’s successor issued in respect of the Shares shall remain subject to vesting and, if such successor does not have any class of equity securities registered pursuant to Sections 12 or 15 of the Securities Exchange Act of 1934, subject to the Repurchase Right in Section 3 and the lock-up provision under Section 10(a). The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment. TB is an intended third party beneficiary of certain provisions of this Agreement.

(k) Dispute Resolution. Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Austin, Texas.

The parties covenant and agree that the arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith. This Section 10(k) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(l) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Restricted Stock Agreement as of the date first above written.

SailPoint Technologies Holdings, Inc.

By:
Name:
Title:

GRANTEE:

Name:

Address:

SPOUSE’S CONSENT

I acknowledge that I have read the

foregoing Restricted Stock Agreement

and understand the contents thereof.

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